OMNIBUS AMENDMENT TO OUTSTANDING STOCK OPTION AND RESTRICTED STOCK UNIT AWARDS UNDER THE AMENDED AND RESTATED
BLUE BIRD CORPORATION 2015 OMNIBUS EQUITY INCENTIVE PLAN

    This Omnibus Amendment is hereby made by the Compensation Committee (the “Committee”) of the Board of Directors of Blue Bird Corporation (the “Company”) to all Outstanding Awards (as defined below) under the Company’s Amended and Restated 2015 Omnibus Equity Incentive Plan, as amended (the “Plan”), effective as of this _25th__ day of _January__, 2024 (the “Effective Date”).

    WHEREAS, the Company previously granted, and there are currently outstanding, Awards of Stock Options and Restricted Stock Units to Participants (as such terms are defined in the Plan) under the Plan;

    WHEREAS, the majority of the Award Agreements for such previously granted Awards do not specifically address the impact of a Change in Control of the Company;

    WHEREAS, the Committee has the authority pursuant to Section 3.2 of the Plan to amend the terms of outstanding Awards, provided that such amendment shall not adversely affect the rights of a Participant to an outstanding Award without the impacted Participant’s consent;

WHEREAS, the Committee now desires to amend the Award Agreements for all currently outstanding (and not previously forfeited) Awards of Stock Options and Restricted Stock Units that (i) do not currently contain Change in Control provisions, (ii) are held by Participants who are current employees of the Company or one of its Affiliates as of the Effective Date, and (iii) with respect to Restricted Stock Units, are structured as exempt from (rather than subject to) Section 409A of the Internal Revenue Code of 1986, as amended, (such Awards, collectively, the “Outstanding Awards”); and

WHEREAS, the Committee has determined that this Omnibus Amendment will not adversely impact the affected Participants.

NOW, THEREFORE, BE IT RESOLVED that the Outstanding Awards are hereby amended as follows:

1.     Amendment to Stock Options. The Award Agreement for all Outstanding Awards that are Stock Options shall be amended by the addition of the following language to the relevant vesting provisions of the Award Agreement(s):
“Notwithstanding the foregoing, the vesting of all unvested shares of Common Stock subject to the Option not previously forfeited will automatically be accelerated in connection with a “Change in Control”, as defined in the Plan.”

2.     Amendment to Restricted Stock Units. The Award Agreement for all Outstanding Awards that are Restricted Stock Units shall be amended by the addition of the following language to the relevant vesting provisions of the Award Agreement(s):
“Notwithstanding the foregoing, to the extent not previously forfeited, the unvested RSUs shall vest immediately upon a “Change in Control”, as defined in the Plan.”

3.    Interpretation and Conforming Changes. The revisions made by this Omnibus Amendment, and the relevant Award Agreements (as amended), shall be interpreted so as to reflect the intent of this Omnibus Amendment. The Committee shall have the authority to make additional conforming changes to the relevant Award Agreements to the extent determined necessary to preserve such intent.

4.    Defined Terms. Capitalized terms used in this Omnibus Amendment but not otherwise defined shall have the meaning provided in the Plan.

5.    Other Provisions Unaffected. Except as hereinabove amended, the provisions of the Outstanding Awards shall continue in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Omnibus Amendment to be duly executed on the date first above written.

                            BLUE BIRD CORPORATION

By:    /s/ Philip Horlock
Its:    Chief Executive Officer